UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 10, 2009

INDUSTRIAL SERVICES OF AMERICA, INC.

(Exact name of registrant as specified in its charter)

FLORIDA	0-20979	59-0712746
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7100 Grade Lane P.O. Box 32428 Louisville, Kentucky	40232
(Address of principal executive offices)	(Zip Code)

(502) 366-3452

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01  Completion of Acquisition or Disposition of Assets.

(a)        On September 10, 2009, Industrial Services of America completed the acquisition of all outstanding membership interests in 7124 Grade Lane LLC and 7200 Grade Lane LLC, each a Kentucky limited liability company, owned by Harry Kletter Family Limited Partnership, a Kentucky limited partnership.

(b)        7124 Grade Lane LLC and 7200 Grade Lane LLC own properties at 7124 Grade Lane and 7200 Grade Lane, Louisville, Kentucky, respectively.  Prior to the consummation of the acquisition of the interests in the limited liability companies on September 10, 2009, Harry Kletter Family Limited Partnership owned all the membership interests in each of 7124 Grade Lane LLC and 7200 Grade Lane LLC.  ISA acquired these membership interests, and in effect the properties, due to their strategic location adjacent to 7100 Grade Lane, Louisville, Kentucky where ISA has its principal operations and headquarters.

            As described in each agreement and plan of share exchange, one by and among the limited partnership, 7124 Grade Lane LLC and ISA and the second among the limited partnership, 7200 Grade Lane LLC and ISA, ISA exchanged in the aggregate 500,000 newly-issued, unregistered shares of its $.005 par value common stock for all the outstanding membership interest in the two limited liability companies.  These shares do not have any registration rights.  With respect to the purchase of the membership interests in 7200 Grade Lane LLC, ISA provided to the limited partnership 367,187 shares at $6.40 per share for a purchase price of $2,349,996.80 and with respect to the purchase of the membership interests in 7124 Grade Lane LLC, ISA provided to the limited partnership 132,813 shares at $6.40 per share for a purchase price of $850,003.20.

            The transaction received approval of the ISA audit committee comprised of independent directors, the board of directors, without the participation of Harry Kletter, the ISA chairman and chief executive officer and also the general partner of the limited partnership, and a majority of the outstanding shares of ISA common stock by written consent.  Because of the relationship between Harry Kletter and ISA, NASDAQ rules required the approval of the ISA stockholders.

            Although the form of transaction involved the exchange of ISA unregistered securities for interests in the limited liability companies, the substance of the transaction was the purchase of two tracts of real estate from the limited partnership.  Each limited liability company is a special purpose entity formed solely to hold its respective real estate tract to provide greater liability protection.  The only income generated from these tracts was an immaterial amount of $6,000 a month through August 2011 from a lease of four acres of the 7200 Grade Lane tract.  Effectively these limited liability companies had no operating assets and were therefore not operating businesses.

(c)        ISA acquired the membership interests in 7124 Grade Lane LLC and 7200 Grade Lane LLC from Harry Kletter Family Limited Partnership, of which Harry Kletter, the chairman and chief executive officer of ISA, is the general partner.  See Item 2.01(b) for more details.

(d)       As further described in Item 2.01(b), ISA exchanged in the aggregate 500,000 shares of its $.005 par value common stock for the outstanding membership interests in 7124 Grade Lane LLC and 7200 Grade Lane LLC.  The price of the common stock was $6.40 per share as set forth in each agreement and plan of share exchange.   Each exchange agreement became effective as of July 16, 2009 and provided that the established price of $6.40 per share would remain so long as the average price of ISA common stock during the thirty (30) days prior to the closing on September 10, 2009 was not less than $3.40 or more than $9.40 per share.  The average price was $7.59 per share for that thirty (30) day period.  Lohan Realty Resources, Inc., a member of the Appraisal Institute and located in Louisville, Kentucky, provided an appraisal for each property to assist ISA in determining the purchase price for the membership interests in the limited liability companies.  As of the date of the appraisals on July 3, 2009, the property at 7124 Grade Lane had an "as is" estimated market value of $850,000 while the property located at 7200 Grade Lane had an "as is" estimated market value of $2,350,000.  The respective purchase prices paid in the form of ISA shares to the limited partnership for the 7124 Grade Lane LLC and 7200 Grade Lane LLC were $850,003.20 and $2,349,996.80, respectively, as evidenced by the 132,813 shares and 367,187 shares of ISA common stock at the per share price of $6.40.

            (e)        The transaction involved the exchange of ISA common stock as described in Items 2.01(b) and (d), and therefore did not involve financing provided by any financial institutions.

            (f)        Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Industrial Services of America, Inc.

Date: September 11, 2009	By:	/s/ Alan L. Schroering
Alan L. Schroering, Chief Financial Officer